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                                                                    EXHIBIT 23.3

                      [LETTERHEAD OF RYDER SCOTT COMPANY]

                  CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


     We hereby consent to the incorporation by reference in this Form S-3 Registration Statement of Red River Energy, Inc. ("Red River") of the information with respect to Red River's oil and gas reserves, the future net income from such reserves and the present value thereof, which information has been incorporated by reference in such Registration Statement in reliance upon the report of this firm dated May 11, 2000, and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in such Registration Statement.

RYDER SCOTT COMPANY, L.P.

/s/ RYDER SCOTT COMPANY

Houston, Texas
August 31,2000